Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Burford Capital Limited:

●	Registration Statement (Form S-8 No. 333-249328) pertaining to the 2016 Long-Term Incentive Plan, and

●	Registration Statement (Form S-8 No. 333-259493) pertaining to the Buford Capital Limited 2021 Non-Employee Directors’ Share Plan

of our reports dated March 29, 2022, with respect to the consolidated financial statements of Burford Capital Limited, and the effectiveness of internal control over financial reporting of Burford Capital Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Guernsey, Channel Islands

March 29, 2022